CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the inclusion in this registration statement on Form S-1 dated August 24, 1998, of our report dated February 6, 1997, on our audits of the financial statements of BankFirst Corporation (formerly known as Smoky Mountain Bancorp, Inc.), as of December 31, 1996 and for the years ended December 31, 1996 and 1995. This report includes an explanatory paragraph referring to the restatement of the financial statements as of and for the year ended December 31, 1995 for the 1996 combination accounted for in a manner similar to a pooling of interest and references the work of other auditors on the separate consolidated financial statements of Smoky Mountain Bancorp, Inc. We also consent to the reference to our firm under the caption "Experts".


PRICEWATERHOUSECOOPERS LLP


Knoxville, Tennessee
August 24, 1998